IQST – iQSTEL Announces 55% Annual Revenue Growth to Over $144 Million

NEW YORK, April 1, 2024 -- iQSTEL Inc. (OTC-QX: IQST) today announced publishing the company’s FY-2023 annual report of SEC Form 10K. The company achieved $144,502,351 in annual revenue and reported a positive net income for the last two quarters of the year. The FY-2023 revenue increased 55% over the revenue for the previous year. CEO Leandro Iglesias has published a letter to shareholders with highlights of the annual report. The letter to shareholders is included in its entirety below:

Dear Shareholders:

Today the company published its FY-2023 annual financial report on SEC Form 10k. I’m writing here to highlight some exceptional metrics from the report. You can see more details regarding the company’s financial performance in a graphical presentation at https://bit.ly/iqstel-3-24

The financial FY-2023 financial performance is entirely organic. The company did not execute any acquisitions in FY-2023.

FY-2023 vs FY-2022

•	The company achieved exceptional revenue growth reaching $144.5 M in FY-2023, a 55% increase over FY-2022.
•	Gross profit reached $4.7 M in FY-2023, a 161% increase over FY-2022.
•	Total assets reached $22.2 M at December 31, 2023, a 77% increase over December 31, 2022.
•	Stockholders equity reached $8.0 M at December 31, 2023, a 38% increase over December 31, 2022.

FY-2023 Quarterly Analysis

•	Revenue reached $47.3 Million in Q4, nearly doubling Q1.
•	Operating income reached a positive $184.0K, more than 1.5 times Q3.
•	Positive operating income and net income achieved in last 2 consecutive quarters.

iQSTEL has achieved a key milestone by establishing a positive operating and net income trend now demonstrated for two consecutive quarters and this has notably been accomplished without the benefit of any acquisitions in FY-2023. We expect to sustain and increase this positive operating and net income trend throughout FY-2024.

With the imminent closing of the QXTel acquisition executed today April 1st, 2024, our new goal for FY-2024 is to achieve $500,000 dollars per quarter in operating income.

On behalf of our Independent Board of Directors we want to thank our partners, customers, shareholders, investors, management and our employees for all the loyal support throughout our journey to become a one billion revenue company.

All the Best.

Leandro Iglesias

CEO and Chairman iQSTEL

About IQSTEL:

iQSTEL Inc. (OTC-QX: IQST) (www.iQSTEL.com) is a US-based, multinational publicly listed company preparing for a Nasdaq up-listing with an FY2023 $140 million revenue based on preliminary accounting. iQSTEL's mission is to serve basic human needs in today's modern world by making the necessary tools accessible regardless of race, ethnicity, religion, socioeconomic status, or identity.  iQSTEL recognizes that in today's modern world, the pursuit of the human hierarchy of needs (physiological, safety, relationship, esteem and self-actualization) is marginalized without access to ubiquitous communications, the freedom of virtual banking, clean affordable mobility and information and content. iQSTEL has 4 Business Divisions delivering accessibly to the necessary tools in today's pursuit of basic human needs: Telecommunications, Fintech, Electric Vehicles and Metaverse.

•	The Enhanced Telecommunications Services Division (Communications) includes VoIP, SMS, International Fiber-Optic, Proprietary Internet of Things (IoT), and a Proprietary Mobile Portability Blockchain Platform.
•	The Fintech Division (Financial Freedom) includes remittances services, top up services, Master Card Debit Card, a US Bank Account (No SSN required), and a Mobile App.
•	The Electric Vehicles (EV) Division (Mobility) offers Electric Motorcycles and plans to launch a Mid Speed Cars.
•	The Artificial Intelligence (AI)-Enhanced Metaverse Division (information and content) includes an enriched and immersive white label proprietary AI-Enhanced Metaverse platform to access products, services, content, entertainment, information, customer support, and more in a virtual 3D interface.

The company continues to grow and expand its suite of products and services both organically and through mergers and acquisitions.  iQSTEL has completed 10 acquisitions since June 2018 and continues to develop an active pipeline of potential future acquisitions.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907
IR Email: investors@iqstel.com

Contact Details
iQSTEL Inc.
+1 646-740-0907
investors@iqstel.com

Company Website
www.iqstel.com

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